Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828. kentringer@caseycomm.com

April 27, 2017

1st Quarter 2017 Earnings Up 10% at Cass Information Systems, Inc.

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported first quarter 2017 earnings of $.56 per diluted share, an increase of 10% from the $.51 per diluted share it earned in the first quarter of 2016. Net income for the period was $6.3 million, compared to $5.8 million in 2016.

2017 1st Quarter Recap

	March 31, 2017	March 31, 2016	% Change
Transportation Invoice Volume	8.4 million	8.1 million	3.2%
Transportation Dollar Volume	$5.9 billion	$5.4 billion	8.0%
Facility Expense Transaction Volume*	6.8 million	5.3 million	28.8%
Facility Expense Dollar Volume*	$3.2 billion	$2.8 billion	13.2%
Revenues	$32.3 million	$30.8 million	4.9%
Net Income	$6.3 million	$5.8 million	8.1%
Diluted Earnings Per Share	$.56	$.51	9.8%

*	Includes Energy, Telecom and Waste

The increase in revenue and net income of 5% and 8%, respectively, was primarily attributable to continued growth of new clients in each market along with the development and expansion of new revenue-generating services. The advances overcame some lingering economic headwinds and significant new investment in technology and infrastructure in support of the growth in services.

Highlighting first quarter performance was a 29% increase in facility-related (electricity, gas, waste and telecom expense management) transactions. New customer wins, including several sizable accounts that migrated to Cass from competitors, fueled the increase. Facility expense dollar volume was also up 13% for the period.

In the transportation sector, new business and a growing customer base boosted invoice volume by 3% and dollar volume by 8%.

Consolidated operating expenses were up $1.4 million (6%) due mainly to on-going strategic investment in the technology and staff required to win and keep new business.

“We are delighted to see our hard work pay off with a solid start to 2017,” said Eric H. Brunngraber, Cass chairman and chief executive officer. “Going forward, our goal is to build on the momentum we’ve created by continuing to execute our growth strategy, one based on winning and growing new business, effectively managing our assets and investing in our business to enhance operating results.”

Cash Dividend Declared

On April 25, 2017, the company’s board of directors declared a second quarter dividend of $.23 per share payable June 15, 2017 to shareholders of record June 2, 2017. Cass has continuously paid regularly scheduled cash dividends since 1934.

Additionally, over the past two years, Cass shareholders have benefited from the return of more than $16 million through the company’s share repurchase program.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing nearly $44 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass

Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2016.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2017 and 2016:

	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
Transportation Invoice Volume	8,375	8,112
Transportation Dollar Volume	$5,876,843	$5,442,332
Facility Expense Transaction Volume	6,813	5,288
Facility Expense Dollar Volume	$3,175,913	$2,805,493

Payment and Processing Fees	$22,289	$19,545
Net Investment Income	9,519	10,264
Gains on Sales of Securities	—	308
Other	482	652

Total Revenues	$32,290	$30,769

Salaries and Benefits	$18,799	$17,846
Occupancy	842	834
Equipment	1,304	1,055
Other	3,373	3,181

Total Operating Expenses	$24,318	$22,916

Income from Operations before Income Tax Expense	$7,972	$7,853
Income Tax Expense	1,665	2,020

Net Income	$6,307	$5,833

Basic Earnings per Share	$.57	$.52

Diluted Earnings per Share	$.56	$.51

Average Earning Assets	$1,316,034	$1,262,308
Net Interest Margin	3.37%	3.39%
Allowance for Loan Losses to Loans	1.51%	1.55%
Non-performing Loans to Total Loans	.03%	.06%
Net Loan (Recoveries) / Charge-offs to Loans	—	—
Provision for Loan Losses	$—	$(1,000)